Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS INCREASE IN REVENUES AND PROFITABLE FOURTH QUARTER

Growth of Molecular Diagnostics Products and Services Drives Increased Clinical Labs Revenues

NEW YORK, NY, September 27, 2017 – Enzo Biochem Inc. (NYSE: ENZ) today reported increased results for the fourth quarter and fiscal year ended July 31, 2017, along with advances in its corporate strategy in molecular diagnostics products and services.

Fourth Quarter Highlights

•	Total revenues in the fourth fiscal quarter increased to $28.2 million, or 6%, from $26.6 million in the prior year period.
•	Clinical Labs revenue totaled $20.4 million, a 13% increase from $18.1 million in the prior year period, due to an increase in molecular diagnostic (MDx) activity, especially from increased market penetration and wider geographic reach, in addition to growing women’s health diagnostics testing. Gross profit margins in the Lab were 41% compared to 40% in the prior year period.
•	Enzo Life Sciences product revenues of $7.5 million were up 2% sequentially, but down 7% from the prior year period as a result of a strategy shift focusing on clinical markets. In addition, academic and government sponsored R&D market remained soft in the U.S. and abroad.
•	GAAP and Non-GAAP net income was approximately $0.1 million, compared to a year ago GAAP income of $36.1 million or $0.77 per diluted share and Non-GAAP net loss of ($1.9) million or ($0.04) per share. The prior period included legal settlements and licensing payments of $38.8 million.
•	Consolidated cash flows from operations in the quarter were $1.7 million. After investing $1.8 million for the full year in capital expenditures related to the expansion and execution of Enzo’s business plan, total cash and cash equivalents were $64.2 million. Working capital at July 31, 2017 was $71.3 million.

Barry Weiner, President, Comments:

“This quarter was one of tremendous growth across Enzo and an auspicious close to a remarkable year of progress and accomplishment. While more remains to be done to become a leader in providing quality, medically relevant, versatile and cost effective diagnostic products and services to the margin challenged independent lab industry, we have made significant progress due to our vertically integrated structure. We have been rapidly expanding the diagnostic services we provide to patients in the leading national healthcare insurance networks , which has begun to drive fresh growth at Enzo Clinical Labs. Our position as an innovative provider of low cost but highly versatile women’s health diagnostics has likewise resulted in expanding opportunities that soon will allow for diagnosis from a single blood sample for a variety of female infections, making life easier for physician and patient alike. We are completing final steps to launch our AmpiProbe® PCR platform specialized 14-analyte panel, that will further establish Enzo’s strong MDx position in women’s health.

“Enzo’s technical know-how and abilities are rapidly coming together to drive growth. Our Polyview product, an enhanced detection system used by pathologists in reading tissue biopsies, was the subject of a favorable article in the prestigious peer reviewed Annals of Diagnostic Pathology because it resulted in no false-positives in tests as compared to others, including some of the leaders in the field, whose tests indicated a large percentage of false positives. The article in which the results were discussed was among the publication’s most downloaded articles in the last 90 days, indicating substantial interest. False positives could lead to unnecessary treatments. On the diagnostic front, we anticipate experiencing growing demand both in our immediate service market, and from our expanding presence as both a products and reference lab service provider in the fast-growing MDx market.

“Noteworthy, too, are Enzo’s financial results. With fourth quarter revenues up 6%, including a 13% increase at Clinical Labs, we realized net income of nearly $100,000. The year ago quarter net income was $36.1 million, including legal settlements of $38.8 million without which the year ago quarter would have shown a $1.9 million net loss. Despite the cost challenges of the market, especially those related to medical reimbursements, we are aiming for continued growth as we gain market share and further benefit from new and future product developments.

“Enzo Clinical Labs had an excellent quarter and full year, and Enzo Life Sciences, with a shift of business emphasis to the clinical market, together achieved increased revenues quarter over quarter, while still maintaining operating profitability and positive cash flow. The integration of those two units has provided us with a decided edge in the highly competitive and margin compressed MDx market that is now, as the quarter’s results strongly suggest, starting to pay off.”

Fourth Quarter Results

Revenues were $28.2 million or 6% higher than the prior year period, driven by increased Clinical Lab results from MDx tests, particularly women’s health diagnostics, and growth resulting from expanding activities with healthcare providers and insurers. Gross profit increased to $12.4 million or 2% from $12.1 million a year ago. Operating expenses were $13.0 million compared with $13.5 million in the prior year period. Selling, general and administrative expenses were $10.9 million compared to $11.2 million, a decrease of 3% from the prior year period. The provision for doubtful accounts increased to $0.8 million from $0.6 million in the prior year period due to higher Clinical Labs revenue. As a percentage of revenues, the provision for doubtful accounts was 4% compared to 3% in the prior year period. Legal expenses at $0.4 million were 43% lower than a year ago.

GAAP and Non-GAAP net income amounted to $0.1 million or break even per fully diluted share. This compared to GAAP net income a year ago of $36.1 million or $0.77 per fully diluted share, including, as noted, legal settlements and licensing payments of $38.8 million. On a Non-GAAP basis, net loss in the prior year period was ($1.9) million or ($0.04) per share basis.

EBITDA and Adjusted EBITDA amounted to $0.9 million, compared to EBITDA and Adjusted EBITDA of $38.1 million and ($0.7) million respectively, a year ago.

Quarterly Segment Results

Enzo Clinical Labs revenues increased to $20.4 million, or 13%, from $18.1 million, reflecting increased market penetration and expanding higher value MDx activity. Gross profit totaled $8.3 million, or 41% of revenues, compared to $7.3 million, or 40% of revenues a year ago. SG&A amounted to $6.5 million, up from $6.0 million a year ago, largely due to higher commissions as a result of business growth, but as a percentage of revenues declined to 32% from 33%. The provision for doubtful accounts was $0.8 million compared to $0.6 million in the prior year period. Operating income amounted to $1.0 million, compared to $0.8 million, a 25% increase over the prior year period.

With a shift of business emphasis, Enzo Life Sciences product revenues were $7.5 million or a decline of 7% over the prior year period, although sequentially they increased 2% with greater volume of higher margin products. Gross profit was $4.1 million, or 53% of revenue, compared to $4.8 million or 57% of revenue a year ago, reflecting lower sales and product sales at lower gross margins. SG&A declined to $2.6 million or 14%. Operating income amounted to $0.8 million, compared to $1.0 million a year ago excluding legal settlement and licensing payments recorded in the segment.

Fiscal 2017 Results

Full year revenues amounted to $107.8 million, an increase of $5.0 million or 5%, from fiscal 2016, with Clinical labs volume ahead 9% year over year and Life Sciences down 4%. Gross profit was $48.3 million compared to $45.6 million in the prior year, an increase of 6%. Consolidated gross margins increased 100 basis points to 45%. SG&A was up slightly to $44.0 million reflecting higher sales commissions and compensation related expenses but as a percentage of total revenues, declined 100 basis points to 41%.

The provision for uncollected accounts receivables increased to $2.8 million or 19%, from $2.3 million and legal expenses were $1.7 million, a decline of 74% from $6.4 million. GAAP and non-GAAP net loss totaled ($2.5) million or ($0.05) compared to GAAP net income of $45.3 million or $0.97 per fully diluted share and non-GAAP net loss, adjusted for settlements, of ($9.2) million or ($0.20) per fully diluted share, respectively. EBITDA and Adjusted EBITDA amounted to $0.6 million, compared to EBITDA and Adjusted EBITDA of $50.5 million and ($5.1) million, respectively, in the prior year period.

Cash and cash equivalents as of July 31, 2017 was $64.2 million, after fully paying down $1.6 million in bank loans and utilizing $1.8 million in capital expenditures during the fiscal year. Working capital at July 31, 2017 was $71.3 million, leaving the Company, with no debt other than lease obligations, in a solid position to continue pursuing its growth objectives.

Conference Call

The Company will conduct a conference call Thursday, September 28, 2017 at 8:30 AM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 83042522.

Interested parties may also listen over the Internet at: https://tinyurl.com/yafy94jl. To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on October 12, 2017. The replay of the conference call can be accessed by dialing 1-800-585-8367, and when prompted, use PIN number 83042522. International callers can dial 1-404-537-3406, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company’s investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company’s quarterly financial results.

The Company uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. Adjustments to EBITDA are for items of a non-recurring nature and are reconciled on the table provided. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, taxes, depreciation and amortization.

We refer you to the tables attached to this press release which includes reconciliation tables of GAAP to Non-GAAP net income (loss) and EBITDA to Adjusted EBITDA.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2017. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:

For: Enzo Biochem, Inc.
Steve Anreder, 212-532-3232	or	Michael Wachs, CEOcast, Inc., 212-732-4300
steven.anreder@anreder.com		mwachs@ceocast.com

ENZO BIOCHEM, INC.

(in thousands, except per share data)

	Three months ended		Fiscal Year ended
Selected operations data:	July 31,		July 31,
	(unaudited)		(unaudited)

	2017	2016	2017	2016
Revenues:
Clinical laboratory services	$20,429	$18,140	$77,407	$70,915
Product revenues	7,471	8,071	29,192	30,337
Royalty and license fee income	272	392	1,205	1,521

Total revenues	$28,172	$26,603	$107,804	$102,773

Gross profit	$12,387	$12,085	$48,326	$45,583

Gross profit %	44%	45%	45%	44%

Income (loss) before income taxes (1)	71	37,068	(2,422)	46,515

Provision for income taxes	23	(933)	(82)	(1,229)

Net income (loss)	$94	$36,135	$(2,504)	$45,286

Basic net income (loss) per share	$0.00	$0.78	($0.05)	$0.98
Diluted net income (loss) per share	$0.00	$0.77	($0.05)	$0.97

Weighted average shares outstanding - basic	46,473	46,267	46,351	46,153
Weighted average shares outstanding - diluted	47,720	46,717	46,351	46,602

(1) - includes legal settlements, net of $38.8 million and $57.3 million for the three months and fiscal year ended July 31, 2016.

Selected balance sheet data:	7/31/2017 (unaudited)	7/31/2016 (unaudited)

Cash and cash equivalents	$64,167	$67,777

Working capital	$71,274	$70,829

Stockholders’ equity	$88,872	$89,554

Total assets	$107,815	$111,821

The following table presents a reconciliation of reported net income (loss) and basic and diluted net income (loss) per share to non-GAAP net income (loss) and basic and diluted net income (loss) per share for the three months and fiscal year ended July 31, 2017 and 2016:

ENZO BIOCHEM, INC.

Non-GAAP Reconciliation Table

(Unaudited, in thousands, except per share data)

	Three months ended		Fiscal year ended
	July 31,		July 31,
	2017	2016	2017	2016

Reported GAAP net income (loss)	$94	$36,135	$(2,504)	$45,286
Adjusted for:
Legal settlements, net	-	(38,800)	-	(57,250)
Costs related to contested proxy	-	-	-	1,483
Separation payments	-	-	-	207
Tax effect on adjusted items		721		1,064
Non-GAAP net loss	$94	$(1,944)	$(2,504)	$(9,210)

Weighted Shares Outstanding:
Basic	46,473	46,267	46,351	46,153
Diluted	47,720	46,717	46,351	46,602
Basic and diluted earnings per share:
Basic net income (loss) per share GAAP	$0.00	$0.78	($0.05)	$0.98
Diluted net income (loss) per share GAAP	$0.00	$0.77	($0.05)	$0.97

Basic net income (loss) per share non-GAAP	$0.00	($0.04)	($0.05)	($0.20)
Diluted net income (loss) per share non-GAAP	$0.00	($0.04)	($0.05)	($0.20)

The following table presents a reconciliation of reported net income (loss) for the three months and fiscal year ended July 31, 2017 and 2016 to EBITDA and Adjusted EBITDA:

ENZO BIOCHEM, INC.

EBITDA & Adjusted EBITDA Reconciliation Table

(Unaudited, in thousands)

	Three months ended		Fiscal year ended
	July 31,		July 31,
	2017	2016	2017	2016

GAAP net income (loss)	$94	$36,135	$(2,504)	$45,286
Plus:
Depreciation and amortization	906	978	3,598	3,840
Interest expense (income)	(144)	14	(384)	136
Provision for income taxes	23	933	(82)	1,229
EBITDA	$879	$38,060	$628	$50,491

Adjusted for:
Legal settlements, net	-	(38,800)	-	(57,250)
Costs related to contested proxy	-	-	-	1,483
Separation payments	-	-	-	207

Adjusted EBITDA	$879	$(740)	$628	$(5,069)